Exhibit 99.1

News Release

IPSCO REPORTS RECORD ANNUAL SALES AND EARNINGS

*Results Are Reported in U.S. Dollars on a U.S. GAAP Basis*

[Lisle, Illinois] [February 5, 2007] — IPSCO Inc. (NYSE/TSX:IPS) announced today record net income in 2006 of $643.1 million, or $13.43 per diluted share, compared to $585.8 million or $11.96 per diluted share in 2005. The increased earnings are primarily attributable to record sales volumes and higher average selling prices, partially offset by higher costs of production, increases in selling and administration expense, and a higher effective tax rate.

IPSCO’s sales increased 24% in 2006 to $3.78 billion compared to $3.03 billion in 2005. Shipment volumes increased 18% to nearly 4.1 million tons while the average selling price per ton increased 6%.  Record energy tubular shipments and strong large diameter pipe shipments totaled 1.1 million tons, an increase of 25% over the prior year.  About 1.4 million tons, or 33%, of IPSCO’s total shipments in 2006 were tubular products compared to 1.1 million tons in the prior year.  Steel mill product shipments increased 16% to 2.7 million tons.

“We are pleased to report IPSCO’s fifth consecutive year of record sales and production levels. Our challenge in 2006 was to improve on the record financial results achieved in 2005. Our employees and facilities responded with another record setting performance where we were able to increase earnings per share by 12% over our previous record,” said David Sutherland, President and Chief Executive Officer. “Our 2006 financial results were very strong and we are excited to enter 2007 with a broader, higher value added product mix and additional energy tubular production capacity resulting from our acquisition of NS Group.”

Fourth quarter net income was $139.0 million ($2.92 per diluted share) compared to $170.2 million ($3.52 per diluted share) for the same period last year and $197.1 million ($4.15 per diluted share) in the third quarter of 2006.  On a comparable basis, excluding factors related to the NS acquisition, foreign exchange losses, the impact of share price appreciation on stock based compensation valuations and the change in the effective tax rate, earnings per share were $3.17 compared to our revised guidance of $3.00 to $3.10 per diluted share.

Sales for the quarter were $982.3 million, an increase of 15% or $130.0 million over the same quarter last year and 1% or $14.6 million less than the prior quarter. Total fourth quarter shipments were 1.0 million tons, an increase of 7% compared to last year and 2% lower than the prior quarter.  Energy tubular shipments increased 4% and 5% respectively over last year and prior quarter. IPSCO’s average fourth quarter product price was $963 per ton, up 8% from a year ago and up 1% from the prior quarter.

Gross margins of 26% in the fourth quarter compare to 30% last year and 32% in the prior quarter.  The reduced margin was partially due to the amortization of the fair value increases of inventory and other tangible assets related to the NS Group acquisition and previously announced steel mill maintenance outages and related costs incurred in the fourth quarter of this year.  The reduced margin as compared to last year was also partially due to small diameter tubular average cost increases in excess of price increases.

During the fourth quarter, IPSCO elected to reduce output volumes to accommodate the inventory reduction in plate and tubular markets.  While this had a negative impact on results for the quarter, we believe that this approach will better position us to deliver improved financial performance in the future.

Selling, general and administrative expenses were $34.7 million for the quarter, $8.9 million higher than the prior year and $9.0 million higher than the prior quarter.  The increase was due to expenses incurred for legal and consulting fees and amortization of intangibles relating to the NS acquisition.

Operating income for the quarter was $217.8 million, or 22% of sales compared to $232.6 million, or 27% of sales in the prior year and $288.9 million, or 29% of sales in the prior quarter.  Operating income per ton was $213 compared to $244 in the fourth quarter of 2005 and $277 in the prior quarter.  The decline in operating results was due to lower gross margins and higher selling, general and administrative expenses.

The acquisition of the NS Group on December 1, 2006 has been accounted for using the purchase method of accounting. Under this method, the purchase price was preliminarily allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date.  Factors related to the acquisition impacted earnings by $0.23 per diluted share.  The major expenses were amortization of the fair value increases related to tangibles and intangibles other than inventory ($0.10 per diluted share), additional administrative expenses related to the acquisition ($0.05 per diluted share), and interest expense related to the debt financing of ($0.05 per diluted share).

Other factors outside of our prior guidance were the impact of share price changes on stock based compensation valuations and foreign exchange losses which reduced earnings by $0.04 and $0.12 per diluted share, respectively and the reduced effective tax rate which improved earnings by $0.13 per share.  The effective tax rate for the quarter was 33% compared to 32% in the prior quarter and 25% in the fourth quarter of 2005. Compared to the prior quarter and same quarter last year, the fourth quarter effective tax rate unfavorably impacted results by $0.05 and $0.35 per diluted share, respectively.

Outlook

The end use market demand for IPSCO’s diverse product offering remains strong for both steel and tubular products.  Distributor inventory reductions in both product groups are expected to continue through the first quarter of 2007.  We are taking a two week planned outage at Mobile in March for normal maintenance and the installation of capital improvements. We will also adjust production further as required across our facilities to accommodate order levels from our distributors and focus on end user sales, increased value added product mix and maintaining our market share.

Because of the fair value increment allocated to NS Group inventory, first quarter NS

sales will generate little profit.  Excluding the effects of this fair value amortization,   foreign exchange gains or losses and share price volatility, and assuming an effective tax rate of 36%, we forecast the first quarter earnings to be in the range of $2.45 to $2.65 per diluted share.

We anticipate continued strength in end use markets overlaid with continuing inventory corrections throughout distribution channels.  Although oil and gas prices have declined recently, we expect them to remain at levels sufficient to maintain high drilling activity and resultant demand for our OCTG products.  According to Baker Hughes, active rig counts in North America have increased in the first four weeks of 2007 to 2,282 rigs, 149 above 2006 record levels.  Large diameter pipe shipments will be strong in 2007, consistent with our full order book.  Margins in the first quarter are expected to experience some compression due to increased scrap prices and continued amortization of inventory and other tangible assets fair value increments.

“We have positioned ourselves as leaders in the markets we serve,” said David Sutherland. “The addition of the NS Group to our family will help us deliver continued growth in the energy tubular market as well as the anticipated synergies.  We believe our diverse product offering, state of the art production facilities and the strength of our post acquisition balance sheet will allow us to continue to perform well”

IPSCO has scheduled the live webcast of its 2006 fourth quarter conference call at 10:00 AM EDT on Monday, February 5, 2007. During the call IPSCO President and CEO, David Sutherland, Senior Vice President and CFO, Vicki Avril and Executive Vice President - Steel and Chief Commercial Officer, John Tulloch will discuss IPSCO Inc.’s fourth quarter and year end results.

Persons wishing to listen to the webcast may access it in the Investor Information, Presentations section on the Company’s website at www.ipsco.com. The conference call, including the question and answer portion, will also be archived on IPSCO’s web site for three months.

IPSCO is a leading low cost producer of energy tubulars and steel plate in North America with an annual liquid steel making capacity of 4.3 million tons. The Company operates four steel mills, eleven pipe mills, nine product finishing facilities and nine scrap processing centers in 25 geographic locations across the United States and Canada. IPSCO’s pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing and tubing, line pipe, drill pipe, large diameter transmission pipe, standard pipe and hollow structurals. The Company also manufactures premium connections for oil and natural gas drilling and production under its ULTRA™ brand name. IPSCO trades as “IPS” on both the New York and Toronto Stock Exchanges. For more information about IPSCO, log on to www.ipsco.com.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believes”, “expect”, “will”, “can” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. Although IPSCO Inc. believes that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; the extent and timing of our ability to integrate and obtain enhancements and cost savings following the acquisition of NS Group, Inc.; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s 2005 Form 10-K, particularly as discussed under the heading “Statement Regarding Forward Looking Information” and “Risk Factors Related To Our Industry”. The Company undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

Company Contact:
Tom Filstrup, Director, Investor Relations
Tel. 630.810.4772
tfilstrup@ipsco.com
Release #07-XX

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IPSCO Inc.

CONSOLIDATED STATEMENTS OF INCOME  (unaudited)

(thousands of United States Dollars except for per share and ton data)

		For the Three Months Ended		For the Twelve Months Ended
		Dec 31	Dec 31	Dec 31	Dec 31
		2006	2005	2006	2005
	Plate and Coil Tons Produced (thousands)	840.7	926.9	3,635.6	3,361.4
	Finished Tons Shipped (thousands)	1,020.5	953.4	4,068.6	3,460.5

	Sales	$982,282	$852,236	$3,775,603	$3,032,727
	Cost of sales	729,726	593,815	2,667,452	2,051,491
	Gross income	252,556	258,421	1,108,151	981,236
	Selling, general and administration	34,729	25,781	111,505	83,334
	Operating income	217,827	232,640	996,646	897,902
	Other expenses (income):
	Interest on long-term debt	9,695	6,444	27,356	35,631
	Net interest income	(7,813)	(6,147)	(32,518)	(16,626)
	Loss on early extinguishment of debt	—	5,484	—	16,423
	Foreign exchange loss (gain)	8,716	9,785	7,454	(9,448)
	Other	(284)	(9,841)	(637)	(11,623)
	Income Before Income Taxes	207,513	226,915	994,991	883,545
	Income Tax Expense	68,557	56,747	351,877	297,729
	Net Income	$138,956	$170,168	$643,114	$585,816
Earnings per Common Share	- Basic	$2.95	$3.56	$13.57	$12.07
	- Diluted	$2.92	$3.52	$13.43	$11.96
	Dividends Declared per Common Share (Canadian dollars)	$0.20	$0.14	$0.78	$0.56

IPSCO Inc.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS  (unaudited)

(thousands of United States Dollars)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2006	2005	2006	2005
Retained Earnings at Beginning of Period	$1,744,297	$1,178,261	$1,341,659	$884,859
Net Income	138,956	170,168	643,114	585,816
Common Share Repurchase	—	(149)	(77,125)	(106,235)
Dividends on Common Shares	(8,186)	(6,621)	(32,581)	(22,781)
Retained Earnings at End of Period	$1,875,067	$1,341,659	$1,875,067	$1,341,659

IPSCO Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS  (unaudited)
(thousands of United States Dollars)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2006	2005	2006	2005
Operating Activities
Net income	$138,956	$170,168	$643,114	$585,816
Adjustments to reconcile net income to net cash flows from operating activities
Stock-based compensation	3,532	(294)	8,553	2,987
Depreciation of capital assets	23,805	20,345	76,036	80,336
Amortization of intangible assets	4,700	—	4,700	—
Amortization of deferred charges	1,039	387	2,545	1,671
Deferred income taxes	(12,476)	9,451	(17,350)	71,808
Gain on sale of assets held for sale	—	—	—	(1,863)
Loss on early extinguishment of debt	—	5,484	—	16,423
Unrealized foreign exchange gain	—	1,790	—	(18,863)
Changes in operating assets and liabilities
Accounts receivable, less allowances	7,328	(89,892)	9,903	(31,977)
Inventories	73,705	(37,285)	(161,946)	(62,116)
Other	(9,781)	(4,750)	(6,732)	(359)
Accounts payable and accrued charges	(84,994)	92,354	(65,596)	53,222
Change in deferred pension liability	(1,311)	(12,848)	(2,037)	(13,163)
Income taxes payable	(12,284)	(63,155)	(57,030)	(42,000)
Net cash provided by operations	132,219	91,755	434,160	641,922
Investing Activities
Expenditures for capital assets	(39,275)	(23,539)	(101,128)	(66,801)
Proceeds from sale of capital assets	—	—	—	1,546
Proceeds from mortgage receivable, net	(1,340)	(121)	7,056	3,661
Investment in other long-term assets	(784)	(194)	(784)	—
Acquisition of business	(1,423,658)	—	(1,428,029)	—
Net cash provided by (used for) investing activities	(1,465,057)	(23,854)	(1,522,885)	(61,594)
Financing Activities
Common share dividends	(8,186)	(6,621)	(32,581)	(22,781)
Common shares issued pursuant to share option plan	489	294	8,302	21,104
Common share repurchase	—	(172)	(85,500)	(132,893)
Advances of bank indebtedness	65,215	—	65,215	—
Repayments of bank indebtedness	(20,000)	—	(20,000)	—
Net proceeds from issuance of long-term debt	593,763	—	593,763	—
Repayment of long-term debt	—	(100,178)	(4,114)	(230,473)
Net cash provided by (used for) financing activities	631,281	(106,677)	525,085	(365,043)
Effect of exchange rate changes on cash and cash equivalents	(7,612)	8,757	14,953	13,005
Increase in Cash and Cash Equivalents	(709,169)	(30,019)	(548,687)	228,290
Cash and Cash Equivalents at Beginning of Period	743,546	613,083	583,064	354,774
Cash and Cash Equivalents at End of Period	$34,377	$583,064	$34,377	$583,064

IPSCO Inc.
CONSOLIDATED BALANCE SHEETS  (unaudited)
(thousands of United States Dollars)

	Dec 31	Dec 31
	2006	2005
Current Assets
Cash and cash equivalents	$34,377	$583,064
Accounts receivable, less allowances	449,736	388,943
Inventories	896,477	506,237
Income taxes recoverable	30,031	—
Deferred income taxes	40,689	30,227
Other	28,703	8,615
	1,480,013	1,517,086
Long-Term Assets
Capital assets	1,313,517	1,056,186
Other	1,338,223	65,747
	2,651,740	1,121,933
Total Assets	$4,131,753	$2,639,019

Current Liabilities
Bank indebtedness	$45,000	$—
Accounts payable and accrued charges	354,207	303,589
Income and other taxes payable	—	41,073
Current portion of long-term debt	33,379	4,114
	432,586	348,776
Long-Term Liabilities
Long-term debt	879,675	313,053
Other	68,639	44,584
Deferred income taxes	491,052	191,973
	1,439,366	549,610
Shareholders’ Equity
Common shares	414,934	419,272
Contributed surplus	25,031	15,548
Retained earnings	1,875,067	1,341,659
Accumulated other comprehensive loss	(55,231)	(35,846)
	2,259,801	1,740,633
Total Liabilities and Shareholders’ Equity	$4,131,753	$2,639,019

IPSCO Inc.
SUPPLEMENTAL INFORMATION  (unaudited)

	2006	2005
	Fourth Quarter	Fourth Quarter

Liquid Steel Production (in thousands)
Regina	262.8	279.1
Montpelier	288.8	342.1
Mobile	306.8	355.2
Total Tons - Production	858.4	976.4

Product Production (in thousands)
Discrete Plate & Coil	840.7	927.0
Cut Plate	129.0	134.9
Total Steel Mill	969.7	1,061.9

Large Diameter	62.3	89.6
Small Diameter	220.3	239.1
Total Tubulars	282.6	328.7
Total Production	1,252.3	1,390.6

Shipments (in thousands)
Discrete Plate & Coil	535.0	478.9
Cut Plate	128.4	135.7
Total Steel Mill	663.4	614.6

Energy Tubulars	227.2	218.6
Large Diameter	75.5	67.2
Non-energy	54.4	53.0
Total Tubulars	357.1	338.8
Total Tons Shipped	1,020.5	953.4

Geographic Sales Mix (millions of US Dollars)
United States	$719.4	$557.0
Canada	$262.9	$295.2
Total	$982.3	$852.2

Sales By Product (millions of US Dollars)
Steel Mill Products	$538.7	$471.3
Tubular Products	$443.6	$380.9
Total	$982.3	$852.2

Average Selling Price per Ton (in US Dollars)
Steel Mill Products	$812	$767
Tubular Products	$1,242	$1,124
Total	$963	$894

Operating Profit per Ton (in US Dollars)	$213	$244

Purchased Steel-Tons (in thousands)	163	100